UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2016
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FIBROCELL SCIENCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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DELAWARE	001-31564	87-0458888
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA 19341
(Address of principal executive offices and zip code)

(484) 713-6000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed from last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 15, 2016, David Pernock informed the Board of Directors (the “Board”) of Fibrocell Science, Inc. (the “Company”) of his intention to resign as the Company’s Chief Executive Officer and as a member of the Board, which resignation became effective on December 16, 2016 (the “Separation Date”). Mr. Pernock’s decision to resign did not result from any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Mr. Pernock’s resignation, the Board has appointed John M. Maslowski, the Company’s Senior Vice President of Scientific Affairs, as the Company’s Chief Executive Officer and as a member of the Board, effective as of the Separation Date. A copy of the press release announcing these leadership changes is attached hereto as Exhibit 99.1.

In connection with his resignation, Mr. Pernock and the Company entered into a Separation Agreement and General Release, dated December 18, 2016 (the “Separation Agreement”), that provides for the following separation benefits, in each case, subject to Mr. Pernock agreeing to a release of claims and complying with certain other continuing obligations contained therein:

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the Company will pay Mr. Pernock an amount equal to the base salary that Mr. Pernock would have earned if he had remained an employee of the Company from the Separation Date through January 7, 2017; and

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Mr. Pernock is eligible to exercise the vested portion of the stock option (i.e., 600,000 shares of the Company’s common stock (“Common Stock”)) granted to him on November 15, 2013 (the “2013 Option”) under the Company’s 2009 Equity Incentive Plan, as amended, (the “2009 Plan”) until the original expiration date of the 2013 Option (i.e., November 15, 2023), subject to the terms and conditions of the 2009 Plan and the applicable award agreement. The unvested portion of the 2013 Option was forfeited by Mr. Pernock as of the Separation Date.

In addition, the Company will (a) pay any and all of Mr. Pernock’s compensation due and owing to him as of the Separation Date, including any accrued and unused vacation, in accordance with the Company’s usual compensation and payroll practices, and (b) reimburse Mr. Pernock for all reasonable unreimbursed business expenses incurred by him as of the Separation Date in accordance with the Company’s expense reimbursement policy.

In connection with his appointment as Chief Executive Officer, Mr. Maslowski and the Company entered into an offer letter, dated December 18, 2016 (the “Offer Letter”), which amends the Employment Agreement, dated September 14, 2015, by and between the Company and Mr. Maslowski. Pursuant to the Offer Letter, Mr. Maslowski’s annual base salary has been increased to $350,000 per year. Mr. Maslowski also is eligible to earn an annual performance bonus, subject to the attainment of annual performance goals as determined by the Board (or a committee thereof). Mr. Maslowski’s target annual basis will be equal to 50% of his base salary. In addition, the Company granted Mr. Maslowski an option to purchase 250,000 shares of the Common Stock under the 2009 Plan (the “Maslowski Stock Option”). Of the shares of Common Stock underlying the Maslowski Stock Option, 62,500 shares of Common Stock will vest and become exercisable on the first anniversary of the grant date, and the remaining 187,500 shares of Common Stock will vest and become exercisable in equal quarterly installments thereafter, subject to Mr. Maslowski’s continued employment with the Company through the applicable vesting date. During Mr. Maslowski’s service as Chief Executive Officer, he will also be eligible to participate in and be covered on the same basis as other members of senior management of the Company under all employee benefit plans and programs maintained by the Company.

Mr. Maslowski, 42 joined the Company in March 2005 and has served as the Company’s Senior Vice President of Scientific Affairs since September 2015 and from June 2012 to September 2015 as the Company’s Vice President of Scientific Affairs. Prior to joining the Company, from August 2001 to February 2005, Mr. Maslowski held various positions at Wyeth Pharmaceuticals, Inc. (now Pfizer, Inc.), eventually serving as Manufacturing Quality Assurance Manager. Prior to joining Wyeth, Mr. Maslowski held various positions with Merck & Co. and Teva Pharmaceutical Industries Ltd. Mr. Maslowski earned a B.S. in Biology from Ursinus College and an M.S. in Biology from Villanova University.

The foregoing descriptions of the Separation Agreement and Offer Letter do not purport to be complete, and are qualified in their entirety by reference to such agreements, filed as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	Separation Agreement and Release of Claims, dated December 18, 2016, by and between Fibrocell Science, Inc. and David Pernock.
10.2	Offer Letter, dated December 18, 2016, by and between Fibrocell Science, Inc. and John M. Maslowski.
99.1	Press Release, dated December 19, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Fibrocell Science, Inc.
By:	/s/ John M. Maslowski
John M. Maslowski
Chief Executive Officer
Date: December 19, 2016

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and Release of Claims, dated December 18, 2016, by and between Fibrocell Science, Inc. and David Pernock.
10.2	Offer Letter, dated December 18, 2016, by and between Fibrocell Science, Inc. and John M. Maslowski.
99.1	Press Release, dated December 19, 2016.